SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 9, 2002

           Keyport Life Insurance Company
(Exact name of registrant as specified in its charter)

        Rhode Island
(State of incorporation or organization)

33-3630, 333-1783 & 333-13609	05-0302931
(Commission File Number)	(I.R.S. Employer Identification No.)

One Sun Life Executive Park, Wellesley Hills, Massachusetts	02481
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code:       (617) 526-1400

Item 4. Change in Registrant's Certifying Accountant.

On May 9, 2002, the board of directors of Keyport Life Insurance Company ("Keyport") voted to accept the recommendation of its audit committee to change Keyport's certifying accountant from Ernst & Young LLP (Ernst & Young) to Deloitte & Touche LLP ("Deloitte & Touche"). This decision, which is effective immediately, follows the transfer in ownership of Keyport from Liberty Financial Companies, Inc. ("LFC") to Sun Life Assurance Company of Canada ("Sun Life Assurance"). Since Sun Life Assurance acquired Keyport, the board of directors of Sun Life Financial Services of Canada, Inc. ("Sun Life Financial"), the ultimate parent company of Sun Life Assurance and Keyport, reviewed its audit relationship and those of each of its subsidiaries in order to comply with the Canadian Insurance Companies Act, which requires Sun Life Financial to use the same accounting firm as certifying accountant for all of its material subsidiaries. The decision of the Keyport board of directors implements a recent decision of the Sun Life Financial board of directors to have Deloitte & Touche serve as the certifying accountants for all of its material subsidiaries.

Prior to the acquisition of Keyport by Sun Life Assurance, subsidiaries of Sun Life Financial utilized Ernst & Young to provide non-audit consulting services. It is anticipated that such subsidiaries, including Keyport, will continue to do so. The dismissal of Ernst & Young and the appointment of Deloitte & Touche as certifying accountants for Keyport is not based on any disagreement between Keyport and Ernst & Young.

Keyport has not had any disagreement with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. None of the audit reports issued by Ernst & Young regarding the financial statements of Keyport for the last two years has contained any adverse opinion, disclaimer of opinion or statement that the opinion was qualified or modified as to uncertainty, audit scope or accounting principles. Keyport has provided this Current Report on Form 8-K to Ernst & Young, and they have confirmed by letter, attached as Exhibit 16 to this report, that they agree with the statements made in this report in response to Item 304(a) of Regulation S-K.

Deloitte & Touche will commence its engagement as certifying accountants for Keyport with the review of Keyport's financial statements for the second quarter of 2002.

7. Exhibits.
Exhibit 16	Letter of Ernst & Young LLP addressed to the Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYPORT LIFE INSURANCE COMPANY

Date May 13, 2002	By: /s/ Davey S. Scoon
Davey S. Scoon
Vice President and Chief Administrative & Financial Officer